Exhibit 4.4

RESTRUCTURING AGREEMENT

This Restructuring Agreement (this “Agreement”) is entered into as of November __, 2022, by and between STREETERVILLE CAPITAL, LLC, a Utah limited liability company (“Lender”), and NATURALSHRIMP INCORPORATED, a Nevada corporation (“Borrower”). Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Senior Note (as defined below).

A. Borrower previously issued to Lender a Secured Convertible Promissory Note dated December 15, 2021, in the principal amount of $16,320,000.00 (as amended by those certain Amendments thereto, dated as of February 7, 2022, May 18, 2022, and August 17, 2022, respectively, the “Senior Note”).

B. Borrower previously issued to Lender a Secured Promissory Note dated August 17, 2022 in the principal amount of $5,443,333.33 (the “August Note,” and, together with the Senior Note, the “Notes”).

C. Borrower previously issued to the Lender a Common Stock Purchase Warrant dated November 22, 2021 (the “Warrant”), exercisable for 1,500,000 shares of the Borrower’s common stock, par value $0.0001 per share (the “Company Common Stock”).

D. Borrower previously issued to Lender shares of Borrower’s Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Convertible Preferred Stock”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Agreement are true and accurate and are hereby incorporated into and made a part of this Agreement.

2. Warrant. The Warrant, none of which has been exercised, shall be, in accordance with that certain merger agreement dated as of October 24, 2022, by and among Borrower, Yotta Acquisition Corporation, a Delaware corporation (“Parent”), and Yotta Merger Sub, Inc., a Nevada corporation (the “Merger Agreement”), at Lender’s option in accordance with notice provided to Borrower pursuant to Section 16 hereof at least five business days prior to Closing (as defined in the Merger Agreement) either: (a) contingent on and effective at Closing, cancelled in exchange for a cash payment equal to the per Warrant Share (as defined in the Warrant) value thereof based on the Black Scholes Value (as defined in the Warrant) multiplied by the number of Warrant Shares on the Closing Date (as defined in the Merger Agreement) and an Exercise Price (as defined in the Warrant) equal to 80% of the average volume weighted average price of the Company Common Stock during the five trading day period immediately prior to the Closing Date (the “Adjusted Exercise Price”); or (b) as of the Effective Time (as defined in the Merger Agreement), canceled and treated as if exercised for that number of shares of Company Common Stock calculated using the Black Scholes Value, the number of Warrant Shares on the Closing Date and the Adjusted Exercise Price, with the shares of Company Common Stock that would have been due to Lender as a result of such exercise of the Warrant treated as issued to Lender and converted into the right to receive (i) the Closing Per Share Merger Consideration (as defined in the Merger Agreement) plus (ii) the Additional Per Share Merger Consideration (as defined in the Merger Agreement), if any, at the time and subject to the contingencies set forth in Section 3.7 of the Merger Agreement. In addition, in the event that Lender elects the option set forth in clause (b) of this Section 2, the calculation set forth in Section 3(b) below will also apply to the shares receivable by Lender pursuant to clause (b) of this Section 2.

3. Series E Convertible Preferred Stock.

(a)	All of the shares of Series E Convertible Preferred Stock owned beneficially and of record by Lender immediately prior to the Effective Time shall be canceled and treated as if converted into that number of shares of Company Common Stock equal to (i) the Stated Value (as defined in the Certificate of Designations of the Series E Convertible Preferred Stock) per share plus any unpaid dividends, multiplied by 1.25, divided by (ii) 80% of the average volume weighted average price of the Company Common Stock during the five trading day period immediately prior to the Closing Date. The shares of Company Common Stock that would have been due to the holder as a result of the conversion of such shares of Series E Convertible Preferred Stock shall be treated as issued to Lender and converted, as of the Effective Time, into the right to receive (y) the Closing Per Share Merger Consideration plus (z) the Additional Per Share Merger Consideration, if any, at the time and subject to the contingencies set forth in Section 3.7 of the Merger Agreement.

(b)	Notwithstanding the foregoing Section 3(a), in addition to the number of shares of Parent Common Stock (as defined in the Merger Agreement) that Lender is entitled to receive pursuant to Section 3(a), Lender shall be entitled to receive, upon the Effective Time, an additional number of Closing Merger Consideration Shares as are necessary to ensure that the per-share value of the shares of Parent Common Stock that Lender is entitled to receive pursuant to Section 3(a) is not less than the per-share value (based on the effective purchase price) of the aggregate shares of Parent Common Stock then held by any Parent Stockholder (as defined in the Merger Agreement) after taking into account any newly-issued shares of Parent Common Stock that such Parent Stockholder acquires directly from Parent subsequent to the date of the Merger Agreement and prior to the Closing. For clarification, any calculation pursuant to this Section 3(b) shall not reference, include, or consider the issuance or other status of the Sponsor Forfeiture Shares (as defined in the Merger Agreement).

4. Senior Note. The Senior Note shall be amended and restated in the form annexed hereto as Exhibit A and issued by Borrower to Lender concurrent with the execution and delivery of this Agreement.

5. August Note. The August Note shall be amended and restated in the form annexed hereto as Exhibit B and issued by Borrower to Lender concurrent with the execution and delivery of this Agreement.

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6. Series A Preferred Stock. Borrower hereby represents, warrants and covenants that the shares of Series A Preferred Stock of Borrower, par value $0.0001 per share, outstanding as of immediately before the Effective Time will, at the Effective Time, be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

7. Series F Preferred Stock. Borrower hereby represents, warrants, and covenants that the shares of Series F Convertible Preferred Stock of Borrower, par value $0.0001 per share, outstanding as of immediately before the Effective Time will convert, in accordance with and pursuant to the terms of the Merger Agreement, into no more than 25% of the Closing Merger Consideration Shares issuable on the Closing Date.

8. S-3 Filing. Borrower will use commercially reasonable efforts to conduct an offering of Company Common Stock registered under its existing S-3 Registration Statement in amount of up to $5,000,000 by February 21, 2023.

9. Representations and Warranties. In order to induce Lender to enter into this Agreement, Borrower, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Borrower has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Borrower hereunder.

(b) There is no fact known to Borrower or that should be known to Borrower that Borrower has not disclosed to Lender on or prior to the date of this Agreement that would or could materially and adversely affect the understanding of Lender expressed in this Agreement or any representation, warranty, or recital contained herein.

(c) Except as expressly set forth in this Agreement, Borrower acknowledges and agrees that neither the execution and delivery of this Agreement nor any of the terms, provisions, covenants, or agreements contained in this Agreement shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Borrower under the terms of the Transaction Documents.

(d) Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Lender, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Agreement and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Transaction Documents. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Borrower hereby acknowledges and agrees that the execution of this Agreement by Lender shall not constitute an acknowledgment of or admission by Lender of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

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(e) All shares issued pursuant to this Agreement will be included on the Form S-4 Registration Statement filed by Parent in connection with the Merger Agreement.

(f) The Senior Note and the August Note will both be assumed by the Parent as of the Effective Time.

10. Events of Defaults. To the extent any Event of Default has occurred prior to the date hereof under the Transaction Documents, Lender hereby waives any such Event of Default.

11. Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by Lender to Borrower in connection with this Agreement or any other amendment to the Notes granted herein.

12. Other Terms Unchanged. Each of the Notes, as amended by this Agreement, remains and continues in full force and effect, constitutes legal, valid, and binding obligations of each of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to either or both of the Notes after the date of this Agreement is deemed to be a reference to the Note(s) as amended by this Agreement. If there is a conflict between the terms of this Agreement and a Note, the terms of this Agreement shall control. Except as expressly set forth herein, the execution, delivery, and performance of this Agreement shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Lender under the Notes, as in effect prior to the date hereof. For the avoidance of doubt, this Agreement shall be subject to the governing law, venue, and Arbitration Provisions, as set forth in each Note.

13. No Reliance. Borrower acknowledges and agrees that neither Lender nor any of its officers, directors, equity holders, representatives or agents has made any representations or warranties to Borrower or any of its agents, representatives, officers, directors, members, managers, or employees except as expressly set forth in this Agreement and the Transaction Documents and, in making its decision to enter into the transactions contemplated by this Agreement, Borrower is not relying on any representation, warranty, covenant or promise of Lender or its officers, directors, equity holders, agents or representatives other than as set forth in this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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15. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Borrower:

NaturalShrimp Incorporated

Attn: Gerald Easterling

5501 LBJ Freeway, Suite 450

Dallas, Texas 75240

With a copy to (which copy shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Telephone: (732) 395-4400

E-mail: jlucosky@lucbro.com

Attention: Joseph M. Lucosky, Esq.

If to Lender:

Streeterville Capital, LLC

Attn: John Fife

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan Hansen

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84043

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

LENDER:

Streeterville Capital, LLC

By:
John M. Fife, President

BORROWER:

NaturalShrimp Incorporated

By:
Gerald Easterling, President and CEO

[Signature Page to Restructuring Agreement]